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                                                                   EXHIBIT 10.38

                                PROMISSORY NOTE
                                ---------------

U.S. $320,000.00                                             December 29, 2000

     FOR VALUE RECEIVED, the undersigned, MONOGEN, INC., a Nevada corporation ("Maker"), hereby promises to pay ACCUMED INTERNATIONAL, INC., an Illinois corporation ("Payee"), at 920 North Franklin Street, Suite 402, Chicago, Illinois 60610, or at such other place as the holder of this Note may from time to time designate in writing, the principal sum of Three Hundred Twenty Thousand U.S. Dollars (U.S. $320,000.00), payable in lawful money of the United States of America in installments as follows:

     Eighty Thousand U.S. Dollars (U.S. $80,000.00) shall be due and payable on or before January 31, 2001;

     Eighty Thousand U.S. Dollars (U.S. $80,000.00) shall be due and payable on or before February 28, 2001; and

     The remaining principal balance of the Note shall be due and payable on or before March 31, 2001.

     This Note may be prepaid in full or in part at any time without premium or penalty. All prepayments shall be applied against installments of principal due hereunder in the inverse order of their maturity.

     Without affecting the liability of any maker, indorser, surety or guarantor, the holder may, from time to time and without notice, renew or extend the time for payment, accept partial payment of any or all installments due hereunder, release or impair any collateral security for payment of this Note, or agree not to sue any party liable hereunder.

     An Event of Default shall be deemed to have occurred under this Note if Maker (a) fails to make any payment of principal within five (5) business days of such payment's due date; (b) makes any assignment for the benefit of creditors; (c) has a receiver, liquidator or trustee appointed for all or substantially all of Maker's assets; (d) is adjudicated insolvent; or (e) files a petition for bankruptcy or reorganization.

     Upon the occurrence of an Event of Default, Payee may, upon five (5) business days' prior written notice to Maker, declare the entire unpaid balance of this Note immediately due and payable (the "Default Payment Date"). In the event that Payee so declares the entire unpaid balance of the Note due and payable, interest thereon shall accrue from the Default Payment Date until paid in full at a rate per annum equal to the prime rate as published in The Wall Street Journal on the issue date nearest the Default Payment Date.

     This Note shall be governed by, and shall be construed and interpreted in accordance with, the internal laws of the State of Illinois, without reference or regard to the conflicts of law rules thereof. The parties hereto agree that exclusive jurisdiction and venue in any action relating to this Note shall be in the Federal District Court located in



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Chicago, Illinois, or in Illinois state courts of general jurisdiction located in Chicago, Illinois.

     If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.



                                  MONOGEN, INC.



                                  By:      /s/ PETER J.N. KILNER
                                     -----------------------------------------
                                     Peter J.N. Kilner, Vice President